Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Infinity Pharmaceuticals, Inc. 2000 Stock Incentive Plan to be filed on or about August 10, 2007 of our report dated March 8, 2007, with respect to the consolidated financial statements of Infinity Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Infinity Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Infinity Pharmaceuticals, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 8, 2007